Exhibit 99.1

OPPENHEIMER HOLDINGS INC. EXTENDS EXCHANGE OFFER

September 15, 2017. New York, NY. Oppenheimer Holdings Inc. (“OPY”) today announced that it has extended its offer to the holders of the $200.0 million aggregate principal amount of its 6.75% Senior Secured Notes due 2022, issued June 23, 2017, to exchange such notes for a like principal amount of notes with identical terms other than that such new notes have been registered under the Securities Act of 1933, as amended.

The exchange offer, which had been scheduled to expire on September 14, 2017 at 5:00 p.m., New York City time, will now expire at 5:00 p.m., New York City time, on Monday, September 18, 2017, unless further extended by OPY.  All other terms, provisions and conditions of the exchange offer will remain in full force and effect.  The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer.

OPY said it has been informed by the exchange agent that, as of 5:00 p.m., New York City time, on September 14, 2017, $199,383,000 in aggregate principal amount of its 6.75% Senior Secured Notes due 2018 had been tendered in the exchange offer.  This amount represents approximately 99.69% of the outstanding 6.75% Senior Secured Notes due 2022.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that provides a wide range of financial services including retail securities brokerage, institutional sales and trading, investment banking (both corporate and public finance), research, market-making, trust, and investment management. With roots tracing back to 1881, the firm is headquartered in New York and has 98 offices in 24 states and 5 foreign jurisdictions.

Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, OPY’s ability to consummate the offering described in this press release. OPY cautions that a number of important factors could cause OPY’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to, OPY’s ability to consummate the exchange offer and the other factors identified in “Factors Affecting ‘Forward-Looking Statements’” and Part 1A—“Risk Factors” in OPY’s Annual Report on Form 10-K for the year ended December 31, 2016.  OPY does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.